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                                                                    Exhibit 8.02


[SULLIVAN & CROMWELL LETTERHEAD]



                                                January 16, 2003



Americold Corporation,
  10 Glenlake Parkway,
     Suite 800,
        Atlanta, Georgia 30328.

Dear Sirs:


         You have asked for our opinion regarding the status of Americold Corporation ("Americold") as a real estate investment trust (a "REIT").


         In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied as to factual matters upon the statements and representations contained in the certificate provided to us by Joseph Macnow, the Vice President of Americold, dated January 16, 2003 (the "Americold Certificate") and the conclusions set forth in the private letter ruling dated October 30, 1998 issued by the Internal Revenue Service to Americold.


         In rendering this opinion, we have assumed, with your approval and without independent investigation, that the statements and representations made in the Americold Certificate are true and correct, and that the Americold Certificate has been executed by an appropriate and authorized officer of Americold.

         Based on the foregoing and in reliance thereon and subject thereto and based on an analysis of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1999, Americold has been organized in conformity with the requirements for qualification as a REIT, its manner of
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Americold Corporation                                                        -2-

operations has enabled it to satisfy the requirements far qualification as a REIT and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT in the future.


         Americold's continuing qualification as a REIT with respect to its current, completed and future taxable years will depend upon the continuing satisfaction by Americold of various requirements relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, sources of income and recordkeeping. We do not undertake to monitor whether Americold actually satisfies the various qualification tests.


         We hereby consent to the filing of this opinion as an exhibit to the registration statement of Crescent Real Estate Equities Company. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                                 Very truly yours,


                                                /s/ Sullivan & Cromwell